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Exhibit 23.02



CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form SB-2/A of our report dated July 17, 2001, relating to the financial statements of Savon Team Sports, Inc., a Utah corporation, which appears in such Prospectus. We also consent to the reference to us under heading "Experts" in such Prospectus.



/S/HJ& Associates
HJ & Associates, LLC
Salt Lake City, Utah

April 11, 2002